EXHIBIT 99.1

CAMDEN PROPERTY TRUST ANNOUNCES NEW APPOINTMENTS
TO THE BOARD OF TRUST MANAGERS

Houston, TEXAS (February 20, 2020) - Camden Property Trust (NYSE:CPT) (the “Company”)
today announced the appointment of Mark D. Gibson to the Company's Board of Trust Managers effective February 20, 2020. Mr. Gibson will serve as an independent Trust Manager of the Company.
Mr. Gibson currently serves as Chief Executive Officer, Capital Markets, Americas of Jones Lang LaSalle, Inc., a real estate services and investment management firm. He previously served as Executive Managing Director, Vice Chairman and Chief Executive Officer of HFF, Inc. (formerly Holliday Fenoglio & Company and acquired by Jones Lang LaSalle) from 2014 to 2019, and he served as Director and Vice Chairman from 2006 to 2014. Prior to that Mr. Gibson was a founding partner of HFF LP and served as the company’s Executive Managing Director from 2003 to 2006 and Co-Head, Dallas Office and Senior Vice President from 1993 to 2010.
“We are pleased to have Mark join our Board of Trust Managers,” said Richard J. Campo, Camden’s Chairman and CEO. “Mark has a wealth of real estate knowledge and considerable executive and leadership experience, and we believe he will be a valuable addition to our Board.”
Camden’s corporate governance policies provide that generally an independent Trust Manager will not be nominated for re-election as a Trust Manager following the Trust Manager’s 75th birthday. As a result of this policy, William B. McGuire, Jr. will retire from the Board effective as of the time of the 2020 annual meeting of shareholders, scheduled to be held on May 13, 2020. The appointment of Mr. Gibson to the Board was made in anticipation of this retirement.
Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates, and projections about the industry and markets in which Camden operates, management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict. Factors which may cause the Company’s actual results or performance to differ materially from those contemplated by forward-looking statements are described under the heading “Risk Factors” in Camden’s Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission (SEC). Forward-looking statements made in today’s press release represent management’s current opinions at the time of this publication, and the Company assumes no obligation to update or supplement these statements because of subsequent events.
About Camden

Camden Property Trust, an S&P 400 Company, is a real estate company primarily engaged in the ownership, management, development, redevelopment, acquisition, and construction of multifamily apartment communities. Camden owns interests in and operates 164 properties containing 56,107 apartment homes across the United States. Upon completion of 8 properties currently under development, the Company’s portfolio will increase to 58,315 apartment homes in 172 properties. Camden has been recognized as one of the 100 Best Companies to Work For® by Fortune magazine for 13 consecutive years, most recently ranking #18. The Company also received a Glassdoor Employees' Choice Award in 2020, ranking #25 for large U.S. companies.

For additional information, please contact Camden's Investor Relations Department at (713) 354-2787 or access our website at camdenliving.com.